UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 21, 2006
Date of Report (Date of earliest event reported)

Global Developments Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	98-0453932
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 510 - 999 West Hastings Vancouver, B.C.
V6C 2W2
(Address of principal executive offices)	(Zip Code)

604-685-7552
Issuer's telephone number

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 2.01   Other

The attached announcement was released to the news media on November 21, 2006.

GLOBAL INVESTMENT UPDATE: Bio Life Remedies Announces Three New Products

Vancouver, November 21, 2006  - Global Developments, Inc. (PINKSHEETS: GBDP), a publicly traded venture capital company, is pleased to provide the following update with respect to Bio Life Remedies Inc, a manufacturer of heath care products based on traditional Chinese medicine, in which Global holds an equity stake.

Bio Life Remedies Inc plans to produce an addition to its all natural Diabetes line of supplements. DIA FREE KIDS™ a supplement developed for the treatment of diabetes mellitus and its complications specifically formulated for children. It is p [Missing Graphic Reference]produced from 100% organic natural flora and utilizes modern science and technology (flora broken cell wall technology) to help lower blood sugar levels in children. The Company plans to begin distributing this supplement on-line in North America by January 2007. For more information about diabetes mellitus and treatment with ZUTROL™ and BETATROL™ and DIA FREE KIDS™, please visit our website at www.blfrproducts.com.

Bio Life Remedies' has also developed 2 new herbal supplements derived from a Traditional Chinese Medicinal formula that has been used for centuries in China to treat Erectile Dysfunction. The first product, CHI - AGRA™, is developed to quickly and effectively treat ED. Formulated specifically for men with one easy dose of only 2 tablets 1 hour before sexual activity. The second product DI-AGRA™ was developed to treat symptoms of ED in men with Diabetes. The Company plans to launch both products in January 2007.

About Bio Life Remedies [Missing Graphic Reference]

BIO LIFE REMEDIES, INC. combines Traditional Chinese Medicine and Western academic research and development practices with the newest scientific technology to produce effective medical and health-care products to combat serious diseases. The Bio Life Group has developed 108 master medical formulas to treat various diseases including diabetes, prostateria, osteoporosis, cerebrovascular disease, cardiac vascular disease, hypertension, menopausal syndrome, and sexual disorders in men and women.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Developments Inc.

Date: November 21, 2006	By:	/s/ John D. Briner
President
Title